                                                                   Exhibit 10.62

                                 August 6, 1998



Catalyst Semiconductor, Inc.
1250 Borregas Avenue
Sunnyvale, California
Attention:  Tom Gay

Dear Mr. Gay:

         Reference is hereby made to that certain Loan and Security Agreement, dated June 19, 1997, by and between Catalyst Semiconductor, Inc., a Delaware corporation ("Catalyst") and Coast Business Credit ("Coast"), (the "Agreement") and that certain Loan and Security Agreement, CEFO Facility, dated June 19, 1997 between Catalyst and Coast (the "CEFO Agreement"). Initially capitalized terms used in this forbearance letter which are not otherwise defined shall have the meanings assigned to such terms in the Agreement and the CEFO Agreement, as applicable.

         Catalyst has failed to comply with Section 6.1(a), 6.1(c), 6.1(f), 6.l(g) and 6.l(n) (Catalyst's Defaults under 6.1(a), 6.1(c), 6.1(f), 6.1(g) and 6.1(n) through June 30, 1998 are, the "Existing Defaults") of the Agreement and the CEFO Agreement, in that Catalyst has failed to accurately report on the Collateral, failed to file its 1OQ and 10K reports as required under Section 4.2, failed to promptly notify Coast in writing of changes to its officers and directors as required under Section 4.5, and failed to adequately protect the Collateral from material decreases in value to the point that Coast deems itself insecure.

         The Existing Defaults constitute Events of Default under and as defined in the Agreement and the CEFO Agreement. The occurrence of such Events of Default entitles Coast, at its election and without demand, to immediately terminate its obligations under the Agreement and the CEFO Agreement to make Loans to Catalyst, or to declare the obligations to be due and payable, or both.

         Catalyst has requested that Coast forbear taking action on the Existing Defaults. Coast is willing to and does hereby forbear taking action on the Existing Defaults until September 30, 1998, provided that a non-refundable fee of $33,750 which is fully earned up front and paid to Coast no later than August 5, 1998. Any Event of Default that is not an Existing Default shall not be subject to this forbearance.

Tom Gay
August 6, 1998
Page 2

         The forbearance set forth hereinabove shall be limited precisely as written and shall not be deemed to (a) be a waiver or modification of any other term or condition of the Agreement, the CEFO Agreement or any other loan document or (b) prejudice any right or remedy which coast may now have or may have in the future (except to the extent such right or remedy is based upon the foregoing Existing Default) under or in connection with the Agreement, the CEFO Agreement or any loan document.

         Please acknowledge your receipt of this forbearance letter and acceptance of the foregoing terms and conditions by signing and dating the enclosed counterpart of this forbearance letter where indicated below and returning same to the undersigned as soon as possible.

                                        Very truly yours,


                                        COAST BUSINESS CREDIT


                                        By: /s/ JEFFREY CRISTOL
                                        Name:  Jeffrey Cristol
                                        Title:  Vice President


Acknowledged and Agreed to as of the
11th day of August, 1998.

CATALYST SEMICONDUCTOR, INC.


By:  //s// T. E. Gay

Title: CFO